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                                                                   EXHIBIT 10.28

TBS LEGAL DEPARTMENT
Draft: April 20, 1998
DatCenTerm-11

                             TERMINATION AGREEMENT

         THIS TERMINATION AGREEMENT (this "Termination Agreement") is made and entered into on the 23rd day of April, 1998 by and between Newport News Shipbuilding and Dry Dock Company ("NNS"), a wholly-owned subsidiary of Newport News Shipbuilding Inc. and Tenneco Business Services Inc., formerly known as Tenneco Technology Services Inc., a wholly-owned subsidiary of Tenneco Inc.

                                   RECITALS:

         WHEREAS, on August 22, 1996 NNS and Tenneco Technology Services Inc. ("TTS") entered into (i) a Professional Services Agreement ("PSA"), a copy of which is attached hereto as Exhibit A, pursuant to which TTS was to provide certain mainframe data processing and distributed system services (the "Services") to NNS and (ii) a Lease (the "Lease"), a copy of which is attached hereto as Exhibit B, pursuant to which NNS leased to TTS certain office space in Newport News, Virginia to be used as a center for the provision by TTS of the Services to NNS and similar mainframe services to Tenneco Business Services Inc. and its affiliates (the "Data Center");

         WHEREAS, effective October 15, 1996, TTS changed its name to Tenneco Business Services Inc. ("TBS");

         WHEREAS, effective December 12, 1996 TBS and NNS were no longer affiliates of one another;

         WHEREAS, TBS intends in July 1998 to relocate its computer operations (excluding NNS operations) at the Data Center to Lincolnshire, Illinois;

         WHEREAS, NNS desires to be responsible for providing its own Services; and

         WHEREAS, the parties desire to terminate the PSA and the Lease on the terms and subject to the conditions set forth in this Termination Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Termination Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



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         1.     Termination;     Provision of Services After Termination.

                 (a) The PSA and the Lease shall be terminated effective July 31, 1998 (the "Termination Date").

                 (b) If TBS is unable to relocate its computer operations to Lincolnshire, Illinois by the Termination Date, NNS, upon receiving a written request from TBS, shall provide TBS with mainframe data processing services substantially similar to those currently provided TBS and its affiliates at the Data Center by TBS an a month-to-month basis for up to three months at a rate of $ 500,000 per month, prorated for any portion of a month such services are performed.

         2.     Settlement and Release.

         Effective as of the Termination Date, TBS, on behalf of itself and each entity controlling, controlled by or under common control with it (the "Tenneco Group"), and NNS, on behalf of itself and each entity controlling, controlled by or under common control with it (the "NNS Group") each hereby releases and forever discharges each other party, such other party's subsidiaries and affiliates and all of the respective employees, officers, directors, shareholders and agents of such other party, of and from all and any manner of actions, causes of action, suits, debts, sums of money, accounts, costs, expenses, damages, fees, claims, demands and liabilities whatsoever in law or in equity which such party had against or now has against such other party, or which such party hereafter can, shall or may have, arising out of or related to the PSA or the Lease, or the actions or inactions of any of such other party or any member of the Tenneco Group or the NNS Group, as the case may be, under or related to the PSA or the Lease. Except as specifically described in this Section 2, no other obligations or liabilities are being settled and released pursuant to this Termination Agreement.

         3.     Covenants.

                (a) Prior to the Termination Date, each party shall use all commercially reasonable efforts to cause the suppliers under the contracts listed on


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         Exhibit B hereto to enter into new contracts for the provision of similar services with NNS. Each party shall bear its own expenses associated with the negotiation of such new contracts.

                (b) TBS shall use all commercially reasonable efforts to comply, on or before the Termination Date, with the provisions of
         Section 4 and Section 9 k of the Lease.

                (c) On or prior to the Termination Date (i) NNS shall pay to TBS all amounts due for Services provided prior to such date and
         (ii) subject to adjustment once the actual amount due for rent under the Lease is determined, TBS shall pay to NNS the estimated amount of such rent due for periods prior to the Termination Date.

                (d) Notwithstanding any provisions of the PSA regarding the solicitation and hiring of TBS Data Center employees, NNS may begin the solicitation of such employees on or after the date of this Termination Agreement; provided, however, (i) NNS may not make any offers to employ such persons pursuant to which employment would commence prior to the Termination Date and (ii) the decisions to make or not to make any such offers shall be at the sole discretion of NNS.

         4.     Indemnification.    Each party (the "Indemnifying Party") shall
         indemnify, hold harmless and defend the other party and its respective present and future parents, subsidiaries, commonly controlled entities, affiliates, directors, officers, employees and agents ("Related Parties") from and against any and all liabilities, claims, penalties, forfeitures, suits, and the costs and expenses incident thereto, which all or any of them may hereinafter suffer, incur, become responsible for, to the extent caused by: (i) the breach of any term or provision of this Termination Agreement by the Indemnifying Party or its Related Parties: (ii) any violation or alleged violation or statutes; ordinances, orders, rules or regulations of any governmental entity or agency by the Indemnifying Party or its Related Parties in the performance of this Termination Agreement; (iii) violation of any software licensing agreements by the Indemnifying Party or its Related Parties in the performance of this Termination Agreement or (iv) any negligent, grossly negligent or willful act or omission of the Indemnifying Party or its Related Parties in the performance of this Termination Agreement.



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         5.     Notices.     Any and all notices and other communication
         necessary or desirable to be served hereunder shall be either personally delivered or sent by telecopy, prepaid same-day or overnight delivery service, proof of delivery requested, or United States certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

         If to NNS:

                Information Services
                Newport News Shipbuilding
                4101 Washington Ave.
                Newport News, VA 23607

                Attention: S. C. Hassell
                Telecopier No.: (757) 688-1900

         With a copy to:

                Legal Department
                Newport News Shipbuilding
                4101 Washington Ave.
                Newport News, VA 23607
                Attention: A. L. Pharr
                Telecopier No.: (757) 380-3875

         If to TBS:

                Tenneco Business Services Inc.
                8401 New Trails Drive
                The Woodlands, Texas 77387
                Attention: Mark Harner
                Telecopier No.: (281) 539-6812

         With a copy to:

                Tenneco Business Services Inc.
                8401 New Trails Drive
                The Woodlands, Texas 77387
                Attention: Legal Department
                Telecopier No.: (281) 539-6809

         or to such other address or addresses as either party hereto may designate for itself from time to time in a written notice served upon the other


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         party hereto in accordance herewith.  Any notice sent as hereinabove provided shall be deemed delivered upon receipt or refusal of delivery.

         6.     Choice of Law; Venue.     This Termination Agreement shall be
         governed by, construed and enforced in accordance with the laws of the State of New York without regard to its conflicts of laws.

         7.     Interpretation.     This Termination Agreement has been
         reviewed and negotiated by counsel for both the parties and, consequently, the parties agree that this Termination Agreement shall not be construed against the drafter.

         8.     No Waiver.     The terms, covenants, representations,
         warranties and conditions of this Termination Agreement may be waived only by a written instrument executed by the party waiving compliance. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         9.     Severability.     In the event any provision of this
         Termination Agreement is invalid as applied to any fact or circumstance, its invalidity shall not affect the validity of any other provision or of the same provision as applied to any other fact or circumstance. If any provision of this Termination Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as enforceable.

         10.     Entire Agreement.     This Termination Agreement, together
         with all Exhibits hereto and documents incorporated herein by reference, constitutes the entire agreement between the parties, and supersedes all prior or contemporaneous oral or written agreements and related documents and correspondence concerning the subject matter hereof. The parties shall not be bound by, or liable for, any statement, covenant, representation, promise, inducement or understanding not set forth herein. The contents of any and all bids or proposals, including any descriptions, discussions, or exceptions offered or


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         taken, which are not specifically incorporated herein, are not a part of this Termination Agreement and shall have no effect or influence upon its interpretation.

         11.     Counterparts.     This Termination Agreement may be executed
         in any number of counterparts, and each counterpart shall constitute an original instrument, and all such separate counterparts taken together shall constitute one and the same agreement.

         12. No Third Party Beneficiaries; No Agency. This Termination Agreement is made solely for the benefit of the parties hereto and shall not give rise to any rights of any kind to any other third parties.

         13.     Amendment.     No amendment or modification of any of the
         terms or conditions of this Termination Agreement shall be valid unless reduced to writing and executed by the parties hereto.

         14.     Headings.    The Section headings have been inserted for
         convenience only and are not intended to affect the meaning or interpretation of this Termination Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Termination Agreement on the date and year first set forth above.


                                                NEWPORT NEWS SHIPBUILDING AND
                                                DRY DOCK COMPANY

                                                BY: /s/ T. C. SCHIEVELBEIN
                                                   -----------------------------
                                                Printed Name: T. C. Schievelbein

                                                Title: Executive Vice President


                                                TENNECO BUSINESS SERVICES INC.

                                                By: /s/ ROBERT G. SIMPSON
                                                   -----------------------------

                                                Printed  Name: Robert G. Simpson

                                                Title: General Manager



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                                   EXHIBIT A

                        PROFESSIONAL SERVICES AGREEMENT

                                  SEE ATTACHED



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                                   EXHIBIT C

                               SERVICE CONTRACTS


1.   IBM Business Recovery Services

2.   Data Base of Virginia

3.   First Image Management Company




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